Exhibit 99.1

Tapestry, Inc. Reports Fiscal 2022 Fourth Quarter and Full Year Results

  Reported Fourth Quarter GAAP EPS of $0.75, Representing a Year-Over-Year Increase of 8%; Delivered Non-GAAP EPS of $0.78, Up 20% Versus Prior Year on a 13-Week Comparable Basis
  Achieved Record Annual Sales of $6.7 Billion, Over 15% Growth Compared to Last Year
  Generated $2.0 Billion in Digital Revenue in the Fiscal Year, an Increase of Approximately 25%
  Returned Approximately $1.9 Billion to Shareholders in Fiscal 2022; Board of Directors Approves 20% Increase in Dividend

Link to Download Tapestry’s Q4 and Full Year 2022 Earnings Presentation, Including Brand Highlights

NEW YORK--(BUSINESS WIRE)--August 18, 2022--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of modern luxury accessories and lifestyle brands consisting of Coach, Kate Spade, and Stuart Weitzman, today reported results for the fiscal fourth quarter and year ended July 2, 2022.

Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc., said, “We drove standout results this fiscal year and delivered accelerated revenue and profit growth across our portfolio – a direct reflection of the vibrancy of our brands and our team’s successful execution of the Acceleration Program. Through an unwavering focus on the consumer, supported by our transformed and diversified business model, we increased AUR, reached $2 billion in global Digital sales and acquired 7.7 million new customers in North America alone in FY22.”

“Looking forward, we see significant runway for long-term growth as we harness our powerful combination of iconic brands amplified by a data-rich platform that enhances our ability to build lasting customer relationships. Although the external environment is challenging, we are well-positioned given the durability of our category, the strength of our brands and the proven ability of our teams to respond effectively to change. These competitive advantages and established capabilities will enable us to fuel sustained top and bottom-line gains and drive meaningful shareholder value.”

Capital Deployment Actions

In Fiscal 2022, Tapestry returned approximately $1.9 billion to shareholders through a combination of share repurchases and dividends:

  Share Repurchases: Tapestry repurchased $1.6 billion in common stock or approximately 42 million shares at an average cost of $38.08 per share. This included the purchase of $350 million in common stock in the fourth quarter or approximately 11 million shares at an average cost of $32.77 per share.
  Dividend Payments: The Board of Directors approved the return of $264 million to shareholders in the fiscal year for an annual dividend rate of $1.00 per share.

Looking ahead to Fiscal 2023, Tapestry expects to return approximately $1.0 billion to shareholders in the year given the Company’s robust balance sheet, significant free cash flow generation and outlook for continued growth. This includes the assumption for:

  Share Repurchases: Tapestry expects to buy back approximately $700 million in common stock in the fiscal year under its existing $1.5 billion share repurchase authorization.
  Dividend Payments: The Board of Directors approved a 20% increase to the Company’s dividend, with a quarterly cash dividend of $0.30 per common share payable on September 26, 2022 to shareholders of record as of close of business on September 9, 2022 for an anticipated annual dividend rate of $1.20 per share. Tapestry remains committed to increasing its dividend over time at a faster rate than earnings growth.

53rd Week Impact – Fiscal 2021

The results for the fourth quarter and fiscal year ending July 3, 2021 included 14 and 53 weeks, respectively, while the same periods in Fiscal 2022 included 13 and 52 weeks, respectively. As previously reported, the additional week in Fiscal 2021 contributed $93 million to Tapestry’s revenue and $0.09 to earnings per diluted share. For a complete reconciliation of revenue and operating income by segment, please refer to Financial Schedules 4 and 6 included herein.

Fourth Quarter and Full Year 2022 Financial Highlights

Fourth Quarter 2022:

  Fueled a fourth quarter record $1.6 billion in revenue, representing 7% growth over FY19 pre-pandemic levels;
  Drove double-digit sales increases versus prior year on a 13-week comparable basis across North America, Japan, Other Asia and Europe, which offset a low-30% revenue decline in Greater China due to Covid-related disruption, as anticipated;
  Achieved another quarter of Digital revenue gains with high-single-digit year-over-year growth; and
  Delivered reported EPS increase of 8% on a 13-week versus 14-week basis; Achieved non-GAAP EPS growth of 20% versus prior year on a comparable 13-week basis and 29% ahead of FY19 pre-pandemic levels.

Fiscal Year 2022:

  Achieved a record $6.7 billion in revenue, representing an increase of over 15% compared to the prior year or 11% higher than FY19 pre-pandemic levels;
  Delivered $2.0 billion in Digital sales, more than tripling versus FY19 pre-pandemic and accounting for 30% of total revenue;
  Reinvested structural SG&A savings to drive growth, notably through increased marketing spend which accounted for 8% of total revenue in the fiscal year; and
  Drove reported EPS growth of approximately 8% compared to the prior year; Delivered non-GAAP EPS increase of 20% versus prior year and growth of over 35% compared to FY19 pre-pandemic levels on a comparable 52-week basis.

Fiscal 2022 Acceleration Program Highlights

Throughout the fiscal year, Tapestry made meaningful progress under its Acceleration Program by sharpening the Company’s focus on the consumer, leveraging data to lead with a digital-first mindset and transforming into a leaner and more responsive organization:

  Recruited approximately 7.7 million new customers across channels in North America, representing a 10% increase versus prior year with growth in both stores and online;
  Maintained a consumer-centric lens and fostered emotional connections with customers, resulting in higher average spend per customer, increased retention rates and the continued reactivation of lapsed customers across brands;
  Delivered global AUR gains at Coach, Kate Spade, and Stuart Weitzman, reflecting brand heat and pricing power, the increasing traction of our product offering and select price increases, as well as continued benefits from structural changes to lessen promotional activity;
  Advanced Digital capabilities through significant investments in the channel, including in talent, to improve the customer experience and drive conversion; achieved $2 billion in Digital revenue in the fiscal year, representing 30% of total sales; and
  Realized gross run-rate savings of approximately $300 million in FY22, which continues to fund investments in brand-building activities.

Overview of Fourth Quarter 2022 Financial Results

  Net sales totaled $1.62 billion for the fourth quarter compared to $1.62 billion in the prior year, representing a year-over-year increase of approximately 1% on a reported basis. On a comparable 13-week basis and excluding a two-point headwind from currency due to the appreciation of the U.S. Dollar, revenue rose 9% against last year.
  Gross profit totaled $1.12 billion on a reported and non-GAAP basis, while gross margin was 68.9%. As anticipated, the Company’s gross margin was negatively impacted by incremental freight expense, which totaled $36 million or 215 basis points. This compared to prior year gross profit of $1.17 billion on a reported basis, representing gross margin of 72.2%. On a non-GAAP and 13-week comparable basis, gross profit in the prior year period was $1.09 billion, while gross margin was 71.7%.
  SG&A expenses totaled $871 million on a reported basis and represented 53.6% of sales. This compared to reported SG&A expenses in the prior year of $906 million, which represented 56.1% of sales. On a non-GAAP basis, SG&A expenses were $860 million, or 52.9% of sales. On a non-GAAP and 13-week comparable basis, SG&A expenses in the year ago quarter were $850 million and 55.8% of sales.
  Operating income was $249 million on a reported basis, while operating margin was 15.3%, which compares to operating income of $260 million and operating margin of 16.1% in the prior year. On a non-GAAP basis, operating income was $260 million, while operating margin was 16.0%. This compares to non-GAAP and 13-week operating income of $242 million and an operating margin of 15.9% in the prior year.
  Net interest expense was $12 million in the quarter compared to $16 million in the year ago period.
  Other expense was $8 million in the quarter, owing primarily to an FX loss associated with the strengthening of the U.S. Dollar. This compared to $1 million of other expense in the prior year period.
  Net income was $189 million on a reported basis, with earnings per diluted share of $0.75, which compares to net income of $200 million and earnings per diluted share of $0.69 in the prior year period. The reported tax rate for the quarter was 17.3% compared to 17.5% in the prior year period. On a non-GAAP basis, net income for the quarter was $197 million with earnings per diluted share of $0.78. This compared to non-GAAP and 13-week net income of $187 million with earnings per diluted share of $0.65 in the prior year period. The non-GAAP tax rate for the quarter was 17.7% compared to 16.7% in the prior year period.

Overview of Full Year 2022 Financial Results

  Net sales totaled $6.68 billion for the full year as compared to $5.75 billion in the prior year, representing a year-over-year increase of 16% on a reported basis. On a 52-week comparable basis and excluding a 50-basis point headwind from currency, revenue rose 19% against last year. Compared to pre-pandemic FY19 levels, sales rose 11%.
  Gross profit totaled $4.65 billion on both a reported and non-GAAP basis, while gross margin was 69.6%. As anticipated, the Company’s gross margin was negatively impacted by incremental freight expense, which totaled $178 million or 260 basis points. In the prior year, reported gross profit was $4.08 billion, while gross margin was 71.0%. On a non-GAAP and 52-week comparable basis, gross profit in the prior year was $4.01 billion, while gross margin was 70.9%.
  SG&A expenses totaled $3.47 billion on a reported basis and represented 52.0% of sales compared to $3.11 billion and 54.2%, respectively, in the prior year. On a non-GAAP and 52-week comparable basis, SG&A expenses were $3.43 billion and represented 51.3% of sales as compared to $2.94 billion and 52.1%, respectively, in the prior year.
  Operating income was $1.18 billion on a reported basis, while operating margin was 17.6%. This compared to prior year operating income of $968 million and an operating margin of 16.8%. On a non-GAAP basis, operating income was $1.22 billion, while operating margin was 18.2%, which compares to operating income of $1.07 billion and an operating margin of 18.8% in the prior year on a 52-week comparable basis.
  Extinguishment of debt was a loss of $54 million on a reported basis, which related to the premiums, amortization and fees associated with the $500 million cash tender completed in the second quarter of fiscal 2022.
  Net interest expense was $59 million as compared to $71 million in the prior year.
  Other expense was $16 million, which largely represented an FX loss associated with the strengthening of the U.S. Dollar. This compares to other income of $1 million in the prior year.
  Net income was $856 million on a reported basis, with earnings per diluted share of $3.17. This compared to net income of $834 million and earnings per diluted share of $2.95 in the prior year. The reported tax rate for the year was 18.2% compared to 7.0% in the prior year. On a non-GAAP basis, net income for the year was $936 million with earnings per diluted share of $3.47. This compared to non-GAAP net income of $816 million with earnings per diluted share of $2.88 in the prior year on a 52-week comparable basis. The non-GAAP tax rate for the full year was 18.1% compared to 17.9% in the prior year.

Balance Sheet and Cash Flow Highlights

  Cash, cash equivalents and short-term investments totaled $953 million and total borrowings outstanding were $1.69 billion.
  Inventory at year-end was $994 million versus ending inventory of $735 million a year ago, with higher levels of in-transits representing the largest driver of the year-over-year increase.
  Free cash flow for the fiscal year was an inflow of $759 million compared to an inflow of $1.21 billion in the prior year. CapEx and implementation costs related to Cloud Computing for the year were $162 million versus $116 million in Fiscal 2021.

Non-GAAP Reconciliation

During the fiscal fourth quarter of 2022, Tapestry recorded certain items that decreased the Company’s pre-tax income by $11 million, net income by $8 million, and earnings per diluted share by $0.03. On a full year basis, these charges lowered the Company’s reported net income by $80 million or $0.30 per diluted share. These items included:

  Acceleration Program: Pre-tax charges of $11 million and $43 million in the fourth quarter and fiscal year, respectively, primarily associated with share-based compensation and professional fees incurred as a result of the development and execution of the Company’s comprehensive strategic initiatives. As expected, Tapestry incurred $219 million in charges over the life of the Acceleration Program, which primarily consisted of organization-related changes, driven by severance, professional fees, store closure costs, and share-based compensation. The Company does not expect any further charges associated with the Acceleration Program in Fiscal 2023.
  Debt Extinguishment Costs: Pre-tax charges of $54 million in the fiscal year related to the premiums, amortization, and fees associated with the $500 million cash tender of notes due in 2025 and 2027.

Please refer to Financial Schedules 3 – 6 included herein for a detailed reconciliation of the Company’s reported to non-GAAP results.

Fiscal Year 2023 Outlook

Tapestry expects the following for Fiscal 2023:

  Revenue in the area of $6.9 billion. This represents an increase of 3% to 4% on a reported basis, which includes roughly 300 basis points of FX pressure. On a constant currency basis, revenue growth is expected to be approximately 6% to 7%.
  Net interest expense of approximately $35 million;
  Tax rate of approximately 21.0%;
  Weighted average diluted share count of approximately 242 million shares, incorporating approximately $700 million of expected share repurchases;
  Earnings per diluted share of $3.80 to $3.90, representing double-digit growth compared to the prior year.

This outlook assumes the following:

  No further appreciation of the USD; information provided based on spot rates at the time of forecast;
  Continued gradual recovery in Greater China from Covid-related disruption; no further significant lockdowns or incremental supply chain pressures from the Covid-19 pandemic;
  No material worsening of inflationary pressures or consumer confidence; and
  No benefit from the potential reinstatement of the Generalized System of Preferences (GSP).

Given the dynamic nature of these and other external factors, financial results could differ materially from the outlook provided.

Conference Call Details

The Company will host a conference call to review these results at 8:00 a.m. (ET) today, August 18, 2022. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors or calling 1-866-847-4217 or 1-203-518-9845 and providing the Conference ID 4973027. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. To access the telephone replay, call 1-800-283-4641 or 1-402-220-0851. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. Presentation slides have also been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events

As previously announced, the Company plans to host an Investor Day on September 9, 2022 to discuss its long-term strategic initiatives and financial outlook.

In addition, the Company expects to report Fiscal 2023 first quarter results on Thursday, November 10, 2022.

To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

About Tapestry, Inc.

Our global house of brands unites the magic of Coach, Kate spade new york and Stuart Weitzman. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. We use our collective strengths to move our customers and empower our communities, to make the fashion industry more sustainable, and to build a company that’s equitable, inclusive, and diverse. Individually, our brands are iconic. Together, we can stretch what’s possible. To learn more about Tapestry, please visit www.tapestry.com. For important news and information regarding Tapestry, visit the Investor Relations section of our website at www.tapestry.com/investors. In addition, investors should continue to review our news releases and filings with the SEC. We use each of these channels of distribution as primary channels for publishing key information to our investors, some of which may contain material and previously non-public information. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2023 Outlook,” statements regarding the Company’s capital deployment plans, including anticipated annual dividend rates, and statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," “potential,” "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” “commit,” "anticipate," “goal,” “leveraging,” “sharpening,” transforming,” “creating,” accelerating,” “enhancing,” “innovation,” “drive,” “targeting,” “assume,” “plan,” “progress,” “confident,” “future,” “uncertain,” “on track,” “achieve,” “strategic,” “growth,” “we see significant growth opportunities,” “view,” “stretching what’s possible,” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of the Covid-19 pandemic, including impacts on our supply chain due to temporary closures of our manufacturing partners, price increases, temporary store closures, as well as production, shipping and fulfillment constraints, economic conditions, the ability successfully execute our multi-year growth agenda under our Acceleration Program, the ability to anticipate consumer preferences and retain the value of our brands, including our ability to execute on our e-commerce and digital strategies, the effects of existing and new competition in the marketplace, risks associated with operating in international markets and our global sourcing activities, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, the impact of pending and potential future legal proceedings, the impact of tax and other legislation and the risks associated with climate change and other corporate responsibility issues, etc. In addition, purchases of shares of the Company’s common stock will be made subject to market conditions and at prevailing market prices. Please refer to the Company’s latest Annual Report on Form 10-K, quarterly report on 10-Q and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Schedule 1: Consolidated Statement of Operations

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarters and Years Ended July 2, 2022 and July 3, 2021
(in millions, except per share data)

	(unaudited)		(unaudited) (audited)
	QUARTER ENDED		YEAR ENDED
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021

Net sales	$1,624.9	$1,615.4	$6,684.5	$5,746.3
Cost of sales	505.7	449.3	2,034.1	1,664.4
Gross profit	1,119.2	1,166.1	4,650.4	4,081.9
Selling, general and administrative expenses	870.7	906.4	3,474.6	3,113.9
Operating income (loss)	248.5	259.7	1,175.8	968.0
Loss on extinguishment of debt	-	-	53.7	-
Interest expense, net	11.9	16.4	58.7	71.4
Other expense (income)	8.1	1.1	16.4	(0.7)
Income before provision for income taxes	228.5	242.2	1,047.0	897.3
Provision for income taxes	39.7	42.4	190.7	63.1
Net income (loss)	$188.8	$199.8	$856.3	$834.2
Net income (loss) per share:
Basic	$0.76	$0.72	$3.24	$3.00
Diluted	$0.75	$0.69	$3.17	$2.95
Shares used in computing net income per share:
Basic	247.6	279.2	264.3	277.9
Diluted	252.3	287.6	270.1	283.0

Schedule 2: Detail to Net Sales

TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarter and Year Ended July 2, 2022 and July 3, 2021
(in millions)
(unaudited)

	QUARTER ENDED
	July 2, 2022	July 3, 2021	% Change vs. FY21	Constant Currency % Change FY21	% change vs. FY21 Adjusted Net Sales %(1)	% Change vs. FY19

Coach	$1,209.0	$1,188.9	2%	4%	8%	10%
Kate Spade	344.1	341.6	1%	2%	8%	4%
Stuart Weitzman	71.8	84.9	(15)%	(15)%	(12)%	(16)%
Total Tapestry	$1,624.9	$1,615.4	1%	3%	7%	7%

	(1) The 'FY21 Adjusted Net Sales %' excludes the 14th week for the fiscal fourth quarter 2021. Refer within Schedule 4 to 'Details to Impact of the 14th Week in Fiscal 2021', for the Fiscal 2021 adjusted net sales.

	YEAR ENDED
	July 2, 2022	July 3, 2021	% Change vs. FY21	Constant Currency % Change FY21	% change vs. FY21 Adjusted Net Sales %(2)	% Change vs. FY19

Coach	$4,921.3	$4,253.1	16%	16%	18%	15%
Kate Spade	1,445.5	1,210.0	20%	20%	22%	6%
Stuart Weitzman	317.7	283.2	12%	11%	13%	(18)%
Total Tapestry	$6,684.5	$5,746.3	16%	17%	18%	11%

	(2) The 'FY21 Adjusted Net Sales %' excludes the 53rd week for the full year 2021. Refer within Schedule 6 to 'Details to Impact of the 53rd Week in Fiscal 2021', for the Fiscal 2021 adjusted net sales.

Schedule 3: Items Affecting Comparability – 4Q22

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended July 2, 2022
		Items Affecting Comparability
	GAAP Basis (As Reported)	Acceleration Program	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	864.6	-	864.6
Kate Spade	215.4	-	215.4
Stuart Weitzman	39.2	-	39.2
Gross profit(1)	$1,119.2	$-	$1,119.2

SG&A expenses
Coach	515.2	2.7	512.5
Kate Spade	189.2	1.7	187.5
Stuart Weitzman	42.9	0.4	42.5
Corporate	123.4	6.3	117.1
SG&A expenses	$870.7	$11.1	$859.6

Operating income (loss)
Coach	349.4	(2.7)	352.1
Kate Spade	26.2	(1.7)	27.9
Stuart Weitzman	(3.7)	(0.4)	(3.3)
Corporate	(123.4)	(6.3)	(117.1)
Operating income (loss)	$248.5	$(11.1)	$259.6

Provision for income taxes	39.7	(2.7)	42.4
Net income (loss)	$188.8	$(8.4)	$197.2
Net income (loss) per diluted common share	$0.75	$(0.03)	$0.78

(1) Adjustments within Gross profit are recorded within Cost of sales.

Schedule 4: Items Affecting Comparability – 4Q21

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended July 3, 2021
		Items Affecting Comparability
	GAAP Basis (As Reported)	Impairment	Acceleration Program	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	898.0	8.1	-	889.9
Kate Spade	221.0	-	-	221.0
Stuart Weitzman	47.1	-	-	47.1
Gross profit(1)	$1,166.1	$8.1	$-	$1,158.0

SG&A expenses
Coach	519.3	-	0.7	518.6
Kate Spade	185.8	-	0.1	185.7
Stuart Weitzman	50.1	-	(1.2)	51.3
Corporate	151.2	-	21.3	129.9
SG&A expenses	$906.4	$-	$20.9	$885.5

Operating income (loss)
Coach	378.7	8.1	(0.7)	371.3
Kate Spade	35.2	-	(0.1)	35.3
Stuart Weitzman	(3.0)	-	1.2	(4.2)
Corporate	(151.2)	-	(21.3)	(129.9)
Operating income (loss)	$259.7	$8.1	$(20.9)	$272.5

Provision for income taxes	42.4	2.0	(2.2)	42.6
Net income (loss)	$199.8	$6.1	$(18.7)	$212.4
Net income (loss) per diluted common share	$0.69	$0.02	$(0.07)	$0.74

(1) Adjustments within Gross profit are recorded within Cost of sales.

The amounts reflected above include the impact of the additional week on the fourth quarter of Fiscal 2021. The following table quantifies the impact of the additional week on Net Sales, Gross Profit, SG&A Expenses and Operating Income by Segment:

TAPESTRY, INC.
DETAILS TO IMPACT OF 14TH WEEK IN FISCAL 2021
(in millions)
(unaudited)

	For the Quarter Ended July 3, 2021
	Non-GAAP	Impact of 14th Week	Adjusted

Net Sales
Coach	$1,188.9	$67.7	$1,121.2
Kate Spade	341.6	21.7	319.9
Stuart Weitzman	84.9	3.3	81.6
Total Net Sales	$1,615.4	$92.7	$1,522.7

Cost of sales
Coach	$889.9	$50.3	$839.6
Kate Spade	221.0	13.3	207.7
Stuart Weitzman	47.1	2.0	45.1
Total Gross Profit	$1,158.0	$65.6	$1,092.4

SG&A expenses
Coach	$518.6	$21.7	$496.9
Kate Spade	185.7	8.6	177.1
Stuart Weitzman	51.3	1.8	49.5
Corporate	129.9	3.5	126.4
Total SG&A expenses	$885.5	$35.6	$849.9

Operating Income (Loss)
Coach	$371.3	$28.6	$342.7
Kate Spade	35.3	4.7	30.6
Stuart Weitzman	(4.2)	0.2	(4.4)
Corporate	(129.9)	(3.5)	(126.4)
Total Operating Income (Loss)	$272.5	$30.0	$242.5

Schedule 5: Items Affecting Comparability – FY22

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Fiscal Year Ended July 2, 2022
		Items Affecting Comparability
	GAAP Basis (As Reported)	Acceleration Program	Debt Extinguishment	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	3,553.8	-	-	3,553.8
Kate Spade	912.0	-	-	912.0
Stuart Weitzman	184.6	-	-	184.6
Gross profit(1)	$4,650.4	$-	$-	$4,650.4

SG&A expenses
Coach	2,079.9	6.7	-	2,073.2
Kate Spade	754.6	5.9	-	748.7
Stuart Weitzman	182.8	3.6	-	179.2
Corporate	457.3	26.6	-	430.7
SG&A expenses	$3,474.6	$42.8	$-	$3,431.8

Operating income (loss)
Coach	1,473.9	(6.7)	-	1,480.6
Kate Spade	157.4	(5.9)	-	163.3
Stuart Weitzman	1.8	(3.6)	-	5.4
Corporate	(457.3)	(26.6)	-	(430.7)
Operating income (loss)	$1,175.8	$(42.8)	$-	$1,218.6

Loss on extinguishment of debt	53.7	-	53.7	-
Provision for income taxes	190.7	(3.4)	(12.9)	207.0
Net income (loss)	$856.3	$(39.4)	$(40.8)	$936.5
Net income (loss) per diluted common share	$3.17	$(0.15)	$(0.15)	$3.47

(1) Adjustments within Gross profit are recorded within Cost of sales.

Schedule 6: Items Affecting Comparability – FY21

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Fiscal Year Ended July 3, 2021
		Items Affecting Comparability
	GAAP Basis (As Reported)	CARES Act Tax Impact	Impairment	Acceleration Program	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	3,149.0	-	8.1	-	3,140.9
Kate Spade	768.4	-	-	-	768.4
Stuart Weitzman	164.5	-	-	-	164.5
Gross profit(1)	$4,081.9	$-	$8.1	$-	$4,073.8

SG&A expenses
Coach	1,836.9	-	20.4	21.9	1,794.6
Kate Spade	659.9	-	19.3	4.4	636.2
Stuart Weitzman	173.1	-	6.1	(2.5)	169.5
Corporate	444.0	-	-	65.8	378.2
SG&A expenses	$3,113.9	$-	$45.8	$89.6	$2,978.5

Operating income (loss)
Coach	1,312.1	-	(12.3)	(21.9)	1,346.3
Kate Spade	108.5	-	(19.3)	(4.4)	132.2
Stuart Weitzman	(8.6)	-	(6.1)	2.5	(5.0)
Corporate	(444.0)	-	-	(65.8)	(378.2)
Operating income (loss)	$968.0	$-	$(37.7)	$(89.6)	$1,095.3

Provision for income taxes	63.1	(95.0)	(7.8)	(17.6)	183.5
Net income (loss)	$834.2	$95.0	$(29.9)	$(72.0)	$841.1
Net income (loss) per diluted common share	$2.95	$0.31	$(0.10)	$(0.23)	$2.97

(1) Adjustments within Gross profit are recorded within Cost of sales.

The amounts reflected above include the impact of the additional week within the full year of Fiscal 2021. The following table quantifies the impact of the additional week on Net Sales, Gross Profit, SG&A Expenses and Operating Income by Segment:

TAPESTRY, INC.
DETAILS TO IMPACT OF 53RD WEEK IN FISCAL 2021
(in millions)
(unaudited)

	For the Fiscal Year Ended July 3, 2021
	Non-GAAP	Impact of 53rd Week	Adjusted

Net Sales
Coach	$4,253.1	$67.7	$4,185.4
Kate Spade	1,210.0	21.7	1,188.3
Stuart Weitzman	283.2	3.3	279.9
Total Net Sales	$5,746.3	$92.7	$5,653.6

Cost of sales
Coach	$3,140.9	$50.3	$3,090.6
Kate Spade	768.4	13.3	755.1
Stuart Weitzman	164.5	2.0	162.5
Total Gross Profit	$4,073.8	$65.5	$4,008.3

SG&A expenses
Coach	$1,794.6	$21.7	$1,772.9
Kate Spade	636.2	8.5	627.7
Stuart Weitzman	169.5	1.8	167.7
Corporate	378.2	3.5	374.7
Total SG&A expenses	$2,978.5	$35.6	$2,942.9

Operating Income (Loss)
Coach	$1,346.3	$28.6	$1,317.7
Kate Spade	132.2	4.7	127.5
Stuart Weitzman	(5.0)	0.2	(5.2)
Corporate	(378.2)	(3.5)	(374.7)
Total Operating Income (Loss)	$1,095.3	$30.0	$1,065.3

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as SG&A expense ratio, and operating margin, have been presented both including and excluding Debt Extinguishment and Acceleration Program costs for the fourth quarter and full fiscal year 2022, as well as Impairment and Acceleration Program costs for the fourth quarter and full fiscal year 2021 and the effects of certain items related to the tax benefit the Company received under the CARES Act for the full fiscal year 2021. The financial information presented above has also been presented both including and excluding the impact of the 14th and 53rd week for the fiscal fourth quarter and full year 2021.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency net sales results by translating current period net sales in local currency using the prior year period’s currency conversion rate.

Net sales changes for the Company and each segment are based on absolute sales dollar changes and are not presented in accordance with the Company’s comparable sales definition utilized historically due to the uncertain business environment resulting from the impact of the Covid-19 pandemic.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

In addition to these non-GAAP measures, the Company has provided comparisons to certain fiscal year 2019 results and trends, referred to as pre-pandemic levels, which the Company believes is useful to investors and others in evaluating the Company’s results, due to the significant impact of the Covid-19 pandemic on the Company’s operations and financial results, starting in the second half of fiscal year 2020.

Schedule 7: Condensed Consolidated Balance Sheets

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At July 2, 2022 and July 3, 2021
(in millions)

	(unaudited)	(audited)
	July 2, 2022	July 3, 2021
ASSETS
Cash, cash equivalents and short-term investments	$953.2	$2,015.8
Receivables	252.3	200.2
Inventories	994.2	734.8
Other current assets	374.1	424.5
Total current assets	2,573.8	3,375.3
Property and equipment, net	544.4	678.1
Lease right-of-use assets	1,281.6	1,496.6
Other noncurrent assets	2,865.5	2,832.4
Total assets	$7,265.3	$8,382.4
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$520.7	$445.2
Accrued liabilities	628.2	661.2
Short-term lease liabilities	288.7	319.4
Current debt	31.2	-
Total current liabilities	1,468.8	1,425.8
Long-term debt	1,659.2	1,590.7
Long-term lease liabilities	1,282.3	1,525.9
Other liabilities	569.5	580.7
Stockholders' equity	2,285.5	3,259.3
Total liabilities and stockholders' equity	$7,265.3	$8,382.4

Schedule 8: Condensed Consolidated Statement of Cash Flows

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Year Ended July 2, 2022 and July 3, 2021
(in millions)

	(unaudited)	(audited)
	July 2, 2022	July 3, 2021
Cash Flows from Operating Activities
Net income (loss)	$856.3	$834.2
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	195.3	218.7
Covid-19 related impairment charges	-	45.8
Other non-cash items	168.4	(5.3)
Changes in operating assets and liabilities	(366.8)	230.3
Net cash provided by operating activities	853.2	1,323.7

Cash Flows from Investing Activities
Purchases of property and equipment	(93.9)	(116.0)
Purchase of investments	(540.4)	(0.7)
Other items	380.7	25.7
Net cash provided by (used in) investing activities	(253.6)	(91.0)

Cash Flows from Financing Activities
Payment of dividends	(264.4)	-
Repurchase of common stock	(1,600.0)	-
Proceeds from debt, net of discount	998.5	-
Payment of debt extinguishment costs	(50.7)	-
Repayment of debt	(900.0)	(711.5)
Other items	38.5	45.5
Net cash provided by (used in) financing activities	(1,778.1)	(666.0)
Effect of exchange rate on cash and cash equivalents	(39.4)	14.7

Net (decrease) increase in cash and cash equivalents	(1,217.9)	581.4
Cash and cash equivalents at beginning of period	$2,007.7	$1,426.3
Cash and cash equivalents at end of period	$789.8	$2,007.7

Schedule 9: Store Count by Brand – 4Q22

TAPESTRY, INC.
STORE COUNT
At April 2, 2022 and July 2, 2022
(unaudited)

	As of			As of
Directly-Operated Store Count:	April 2, 2022	Openings	(Closures)	July 2, 2022
Coach
North America	346	-	(3)	343
International	606	6	(10)	602

Kate Spade
North America	207	-	-	207
International	192	4	(5)	191

Stuart Weitzman
North America	40	-	(1)	39
International	57	4	-	61

Schedule 10: Store Count by Brand – FY22

TAPESTRY, INC.
STORE COUNT
At July 3, 2021 and July 2, 2022
(unaudited)

	As of			As of
Directly-Operated Store Count:	July 3, 2021	Openings	(Closures)	July 2, 2022
Coach
North America	354	3	(14)	343
International	585	45	(28)	602

Kate Spade
North America	210	-	(3)	207
International	197	12	(18)	191

Stuart Weitzman
North America	48	-	(9)	39
International	56	5	-	61

Contacts

Tapestry, Inc.
Media:
Andrea Shaw Resnick
Chief Communications Officer
212/629-2618
aresnick@tapestry.com
Analysts and Investors:
Christina Colone
Global Head of Investor Relations
212/946-7252
ccolone@tapestry.com
Kelsey Mueller
212/946-8183
Director of Investor Relations
kmueller@tapestry.com